Exhibit 99

FOR IMMEDIATE RELEASE            FOR FURTHER INFORMATION CONTACT:
                               DANIEL M. JUNIUS AT (978) 449-3416



               NEW ENGLAND BUSINESS SERVICE, INC.
     ACQUIRES STEPHEN FOSSLER COMPANY, INC. AND SUBSIDIARIES


GROTON, MA - January 7, 2004 - New England Business Service, Inc. (NYSE: NEB) today announced that it has acquired certain assets of Stephen Fossler Company, Inc. and its affiliates (Fossler). Privately held Fossler manufactures and markets a broad line of embossed anniversary seals, and distributes retail store signage and commemorative specialty products through direct mail in the U.S., Canada and the U.K. Located in Crystal Lake, Illinois, Fossler, had revenues of approximately $20 million in their most recent fiscal year ending in September, 2003.

To acquire certain assets of Fossler, NEBS paid $27 million in cash, subject to a post-closing working capital adjustment. The financial impact of the acquisition in fiscal year 2004 is projected to be minimal, but is expected to add five to seven cents per share to earnings beginning in fiscal 2005.

Mr. Richard T. Riley, NEBS President and CEO, stated, "The acquisition of Fossler continues to expand NEBS' leadership position in serving the small business market. Their direct mail channel, customers, and exclusive product set align closely to the NEBS business model."

New England Business Service, Inc. is a leading business-to-business company with approximately 3.1 million active small business customers in the United States, Canada, the United Kingdom and France. The Company supplies a wide variety of business products and services including checks, forms and other printed material which are marketed through direct mail, telesales, a direct sales force, dealers, dedicated distributors and the Internet. The Company also designs, embroiders and sells specialty apparel products through distributors and independent sales representatives to the promotional products/advertising specialty industry, primarily in
the United States.   More information about New England Business
Service, Inc. is available at the Company's web site, nebs.com.

This press release contains forward-looking statements, including expectations for future revenue and earnings performance arising from current trends in referenced product lines and channels, and other initiatives. These forward-looking statements reflect New England Business Service, Inc.'s current expectations only, and the Company expressly disclaims any current intention to update such statements. There can be no assurance that the Company's actual results will not differ materially from those expressed or implied by these statements due to various risks and uncertainties, including the risks and uncertainties associated with successfully integrating the two companies and retaining key personnel, changed customer preferences or economic conditions affecting demand for the Company's products, and other factors described in the New England Business Service, Inc.'s Quarterly Report on Form 10-Q for the fiscal quarter ended September 27, 2003, on file with the Securities and Exchange Commission.

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